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                                                                       EXHIBIT 5


                                 April 3, 1998


Elgin National Industries, Inc.
2001 Butterfield Road, Suite 1020
Downers Grove, IL 60515

     Re: $85 million 11% Senior Notes due 2007

Ladies and Gentlemen:

     We have acted as counsel to Elgin National Industries, Inc., a Delaware corporation ("Elgin") and its wholly-owned subsidiary Co-Registrants Tabor Machine Company, Norris Screen and Manufacturing Inc., TranService, Inc., Centrifugal Services, Inc., Mining Controls, Inc., Clinch River Corporation, Roberts & Schaefer Company and Soros Associates, Inc. (collectively, the "Guarantors"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of an Exchange Offer (the "Exchange Offer") relating to $85 million principal amount of 11% Series A Senior Notes due 2007 (the "Old Notes"). The Old Notes were issued under an Indenture between Elgin, certain of its subsidiaries and Norwest Bank Minnesota, National Association, as trustee. We have participated in the preparation and filing with the Securities and Exchange Commission under the Act of a registration statement on Form S-4 (the "Registration Statement"), Registration No. 333-43523, relating to $85 million principal amount of 11% Series B Senior Notes due 2007 to be issued by Elgin (the "New Notes") and the guarantees of the New Notes (the "Guarantees") by the Guarantors, with respect to the proposed Exchange Offer for the Old Notes. In this connection, we have examined such corporate and other records, instruments, certificates and documents as we have considered necessary to enable us to render this opinion.

     Based on the foregoing, it is our opinion that, upon completion of the Exchange Offer, the New Notes and the Guarantees will have been duly authorized for issuance and, when duly executed, authenticated, issued and delivered, will constitute valid and legally binding obligations of Elgin and the Guarantors, respectively, entitled to the benefits of the Indenture, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditor's rights and to general equitable principles (whether considered in a proceeding at law or in equity).

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters."

                                       Very truly yours,



                                       /s/ MAYER, BROWN & PLATT
                                       ------------------------
                                       MAYER, BROWN & PLATT